Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Financial Statements of BioFuel Energy Corp.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

BioFuel Energy Corp.

We have audited the accompanying consolidated balance sheets of BioFuel Energy Corp. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity, and cash flows for each of the two years in the period ended December 31, 2012. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioFuel Energy Corp. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $46.3 million during the year ended December 31, 2012, is in default under the terms of the Senior Debt Facility, and has ceased operations at its Fairmont ethanol facility. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Denver, Colorado

April 1, 2013

F-2

BioFuel Energy Corp.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$9,323	$15,139
Accounts receivable	9,256	13,591
Inventories	13,443	26,188
Prepaid expenses	882	2,148
Deposits	3,074	312
Other current assets	78	109
Total current assets	36,056	57,487
Property, plant and equipment, net	209,645	235,888
Debt issuance costs, net	1,739	2,763
Other assets	2,983	3,448
Total assets	$250,423	$299,586
Liabilities and equity
Current liabilities
Accounts payable	$11,638	$9,380
Current portion of long-term debt	170,634	12,710
Current portion of tax increment financing	399	370
Other current liabilities	2,500	1,992
Total current liabilities	185,171	24,452
Long-term debt, net of current portion	2,795	166,937
Tax increment financing, net of current portion	4,275	4,867
Other non-current liabilities	3,072	3,388
Total liabilities	195,313	199,644
Commitments and contingencies
Equity
BioFuel Energy Corp. stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized and no shares outstanding at December 31, 2012 and December 31, 2011	-	-
Common stock, $0.01 par value; 10,000,000 shares authorized and 5,483,773 shares outstanding at December 31, 2012 and 5,270,848 shares outstanding at December 31, 2011	54	53
Class B common stock, $0.01 par value; 3,750,000 shares authorized and 795,479 shares outstanding at December 31, 2012 and 931,154 shares outstanding at December 31, 2011	8	9
Less common stock held in treasury, at cost, 40,481 shares at December 31, 2012 and December 31, 2011	(4,316)	(4,316)
Additional paid-in capital	189,604	187,841
Accumulated deficit	(129,120)	(89,277)
Total BioFuel Energy Corp. stockholders’ equity	56,230	94,310
Noncontrolling interest	(1,120)	5,632
Total equity	55,110	99,942
Total liabilities and equity	$250,423	$299,586

The accompanying notes are an integral part of these financial statements.

F-3

BioFuel Energy Corp.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years Ended December 31,
	2012	2011
Net sales	$463,280	$653,073
Cost of goods sold	493,901	642,504
Gross profit (loss)	(30,621)	10,569
General and administrative expenses:
Compensation expense	5,934	7,237
Other	3,934	3,567
Operating loss	(40,489)	(235)
Other income (expense):
Other income	1,442	-
Interest expense	(7,275)	(10,126)
Loss before income taxes	(46,322)	(10,361)
Income tax provision (benefit)	-	-
Net loss	(46,322)	(10,361)
Less: Net loss attributable to the noncontrolling interest	6,479	1,644
Net loss attributable to BioFuel Energy Corp. common stockholders	$(39,843)	$(8,717)

Loss per share - basic and diluted attributable to BioFuel Energy Corp. common stockholders	$(7.65)	$(1.84)

Weighted average shares outstanding-basic and diluted	5,208	4,734

The accompanying notes are an integral part of these financial statements.

F-4

BioFuel Energy Corp.

Consolidated Statements of Changes in Equity

Years Ended December 31, 2012 and December 31, 2011

(in thousands, except share data)

	Common Stock		Class B Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total BioFuel Energy Corp. Stockholders’ Equity	Noncontrolling Interest	Total Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2010	1,315,447	$14	355,607	$4	$(4,316)	$139,028	$(80,560)	$54,170	$252	$54,422
Sale of common stock, net of expenses	3,188,681	32	-	-	-	33,245	-	33,277	-	33,277
Sale of Class B stock, net of expenses	-	-	918,463	9	-	-	-	9	9,501	9,510
Issuance of common stock in exchange for debt	329,890	3	-	-	-	11,598	-	11,601	-	11,601
Stock-based compensation	-	-	-	-	-	1,493	-	1,493	-	1,493
Exchange of Class B shares to common	342,916	4	(342,916)	(4)	-	2,477	-	2,477	(2,477)	-
Issuance of restricted stock, (net of forfeitures)	93,914	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(8,717)	(8,717)	(1,644)	(10,361)
Balance at December 31, 2011	5,270,848	$53	931,154	$9	$(4,316)	$187,841	$(89,277)	$94,310	$5,632	$99,942
Stock-based compensation	-	-	-	-	-	1,490	-	1,490	-	1,490
Exchange of Class B shares to common	135,675	1	(135,675)	(1)	-	273	-	273	(273)	-
Issuance of restricted stock, (net of forfeitures)	77,250	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(39,843)	(39,843)	(6,479)	(46,322)
Balance at December 31, 2012	5,483,773	$54	795,479	$8	$(4,316)	$189,604	$(129,120)	$56,230	$(1,120)	$55,110

The accompanying notes are an integral part of these financial statements.

F-5

BioFuel Energy Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities
Net loss	$(46,322)	$(10,361)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	1,490	1,493
Depreciation and amortization	28,300	29,712
Changes in operating assets and liabilities:
Accounts receivable	4,335	14,211
Inventories	12,745	(2,499)
Prepaid expenses	1,266	(587)
Accounts payable	2,276	(7,046)
Other current liabilities	508	(385)
Other assets and liabilities	(3,145)	(971)
Net cash provided by operating activities	1,453	23,567
Cash flows from investing activities
Purchases of property, plant and equipment	(843)	(2,843)
Net cash used in investing activities	(843)	(2,843)
Cash flows from financing activities
Proceeds from sale of stock	-	46,000
Repayment of debt	(6,300)	(54,078)
Repayment of notes payable and capital leases	(126)	(3,201)
Payment of equity offering costs	-	(1,621)
Payment of debt issuance costs	-	(113)
Net cash used in financing activities	(6,426)	(13,013)
Net decrease in cash and cash equivalents	(5,816)	7,711
Cash and cash equivalents, beginning of period	15,139	7,428
Cash and cash equivalents, end of period	$9,323	$15,139
Cash paid for income taxes	$6	$5
Cash paid for interest	$4,283	$6,870
Non-cash investing and financing activities:
Additions to property, plant and equipment unpaid during period	$4	$22
Issuance of common stock in exchange for debt	$-	$11,601

The accompanying notes are an integral part of these financial statements.

F-6

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

1.	Organization , Nature of Business, Basis of Presentation, Liquidity, and Going Concern Considerations

Organization and Nature of Business

BioFuel Energy Corp. (“we” or “the Company”) produces and sells ethanol and its related co-products, primarily distillers grain and corn oil. We have historically operated our two dry-mill ethanol production facilities located in Wood River, Nebraska and Fairmont, Minnesota. Each of these plants has an undenatured nameplate production capacity of approximately 110 million gallons per year (“Mmgy”). Our operations are subject to changes in commodity prices, specifically, the price of our main commodity input, corn, relative to the price of our main commodity product, ethanol, which is known in the industry as the “crush spread”. Drought conditions in the American Midwest significantly impacted the 2012 corn crop and caused a significant reduction in the corn yield. This led to an increase in the price of corn and a corresponding narrowing in the crush spread as ethanol prices did not rise sufficiently with rising corn prices, due to an oversupply of ethanol. As a result, in September 2012 the Company decided to idle its Fairmont facility until the crush spread improved. Due to continued narrow crush spreads, in February 2013 we reduced staffing at the Fairmont facility and expect the Fairmont facility to remain idle until the 2013 harvest season. In the event crush spreads narrow further, we may choose to curtail operations at our Wood River facility or idle the facility and cease operations altogether until such time as crush spreads improve.

We were incorporated as a Delaware corporation on April 11, 2006 to invest solely in BioFuel Energy, LLC (the “LLC”), a limited liability company organized on January 25, 2006 to build and operate ethanol production facilities in the Midwestern United States. The Company’s headquarters are located in Denver, Colorado. We are a holding company with no operations of our own, and are the sole managing member of the LLC, which is itself a holding company and indirectly owns all of our operating assets. As the sole managing member of the LLC, the Company operates and controls all of the business and affairs of the LLC and its subsidiaries. The Company’s ethanol plants are owned and operated by the operating subsidiaries of the LLC (the “Operating Subsidiaries”). Those Operating Subsidiaries are party to a Credit Agreement (the “Senior Debt Facility”) with a group of lenders, for which First National Bank of Omaha acts as Administrative Agent, and substantially all of the assets of the Operating Subsidiaries are pledged as collateral under the Senior Debt Facility. Neither the Company nor the LLC is a party, either as borrower or guarantor, under the Senior Debt Facility, and none of their respective assets, other than the LLC interests in the Operating Subsidiaries themselves, are pledged as collateral under the Senior Debt Facility. The aggregate book value of the assets of the LLC at December 31, 2012 and 2011 was $259.7 million and $309.2 million, respectively.

 We work closely with Cargill, one of the world’s leading agribusiness companies, with whom we have an extensive commercial relationship. At each of our plant locations, Cargill has a local grain origination presence and owns adjacent grain storage and handling facilities, which we lease from them. Cargill provides corn procurement services, markets the ethanol we produce and provides transportation logistics for our two plants under long-term contracts.

On June 15, 2012, the Company effected a reverse stock split with respect to all outstanding shares of common stock and Class B common stock at a ratio of one-for-twenty. The Company also split the number of authorized shares of common stock at a ratio of one-for-fourteen, thereby reducing the aggregate number of authorized common stock shares to 10,000,000, and also split the number of authorized shares of Class B common stock at a ratio of one-for-twenty, thereby reducing the aggregate number of authorized Class B common stock shares to 3,750,000. All share and per share information and all necessary par value equity adjustments have been retroactively restated in the financial statements to reflect the effect of this reverse stock split.

At December 31, 2012, the Company owned 87.3% of the LLC membership units with the remaining 12.7% owned by an individual and by certain investment funds affiliated with one of the original equity investors of the LLC. The Class B common shares of the Company are held by the same individuals and investment funds who held 795,479 membership units in the LLC as of December 31, 2012 that, together with the corresponding Class B shares, can be exchanged for newly issued shares of common stock of the Company on a one-for-one basis. The proportionate value of the LLC membership units held by individuals or entities other than the Company are recorded as noncontrolling interest on the consolidated balance sheets. Holders of shares of Class B common stock have no economic rights but are entitled to one vote for each share held. Shares of Class B common stock are retired upon exchange of the related membership units in the LLC.

 Basis of Presentation, Liquidity, and Going Concern Considerations

 The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. Our financial results and cash flows are subject to wide and unpredictable fluctuations in the crush spread. The price of our main co-product, distillers grain, is likewise subject to wide, unpredictable fluctuations, typically in conjunction with changes in the price of corn. The prices of these commodities are volatile and beyond our control. As a result of the volatility of the prices for these and other items, our results fluctuate substantially and in ways that are largely beyond our control. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $46.3 million during the year ended December 31, 2012, due mostly to narrow commodity margins.

F-7

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

1.	Organization , Nature of Business, Basis of Presentation, Liquidity, and Going Concern Considerations - (continued)

Narrow commodity margins present a significant risk to our cash flows and liquidity. We have had, and continue to have, limited liquidity, with $9.3 million of cash and cash equivalents as of December 31, 2012, of which $8.6 million was held at the LLC and $0.7 million was held at the Operating Subsidiaries, which is subject to the lenders’ liens under the Senior Debt Facility. The Operating Subsidiaries have also relied upon extensions of payment terms by Cargill as an additional source of liquidity and working capital. As of December 31, 2012 the Operating Subsidiaries owed Cargill $9.0 million for accounts payable related to corn purchases. Pursuant to an arrangement with Cargill, the Operating Subsidiares have been permitted to extend corn payment terms beyond the $10.0 million contractual limit so long as the amounts Cargill owes the Operating Subsidiaries for ethanol exceed the accounts payable balance by an amount that is satisfactory to Cargill. This arrangement may be terminated at any time on little or no notice, in which case the Operating Subsidiaries would need to use cash on hand or other sources of liquidity, if available, to fund their operations.

Due to our limited and declining liquidity, our Board of Directors determined that, in order to preserve cash at the LLC, the Operating Subsidiaries would not make the regularly-scheduled payments of principal and interest that were due under the outstanding Senior Debt Facility on September 28, 2012, in an aggregate amount of $3.6 million. As a result, the Operating Subsidiaries received a Notice of Default from First National Bank of Omaha, as Administrative Agent for the lenders under the Senior Debt Facility. Since the initial default, the Operating Subsidiaries have not made any of the regularly-scheduled principal and interest payments, which through December 31, 2012 totaled $8.2 million. On November 5, 2012, the Operating Subsidiaries and the lenders under the Senior Debt Facility entered into a Forbearance Agreement whereby the lenders agreed to forbear from exercising their remedies until November 15, 2012. Although the Forbearance Agreement expired on November 15, 2012 and has not been extended, the Company continues to engage in active and continuing discussions with the lenders and their advisors.

In conjunction with our ongoing discussions with the lenders under the Senior Debt Facility, in March 2013 the Company engaged a financial adviser to assist it with an assessment of its strategic alternatives. These alternatives could include, but are not limited to, a sale of all or substantially all of the assets of the Operating Subsidiaries, which comprise substantially all of the assets of the Company other than cash on hand. The lenders under the Senior Debt Facility have indicated that they are willing to provide the Company with a grace period until July 30, 2013 to allow us to pursue one or more strategic alternatives. This grace period would be subject to the achievement of certain milestones, and could be extended at the sole discretion of the Administrative Agent under the Senior Debt Facility. The Company expects to enter into a formal agreement to reflect the foregoing as soon as reasonably practicable. In the event of a sale of one or both of our ethanol plants, the proceeds of such sale would first be applied to repay all or a portion of the outstanding indebtedness under the Senior Debt Facility. Residual proceeds after satisfying the senior indebtedness, if any, would accrue to the Company. Any such sale would also most likely require the consent of the lenders under the Senior Debt Facility.

The Company, on behalf of the Operating Subsidiaries, has also been engaged in separate discussions with the lenders under the Senior Debt Facility regarding a consensual resolution of the default. It is likely that any such agreement with the lenders will entail the transfer of all or substantially all of the assets of the Operating Subsidiaries in satisfaction of all of the outstanding indebtedness under the Senior Debt Facility. To that end, the Company’s Board of Directors has approved in principle our proceeding with such a transaction in the event the Company is unable to achieve an alternative transaction. We cannot assure you, however, that we will be able to reach agreement with our lenders with respect to any such transaction, or achieve any other transaction, which could also include a capital contribution by the Company of its cash on hand to the Operating Subsidiaries, additional loans, a long-term forbearance or restructuring under the Senior Debt Facility, some combination of the foregoing, or another transaction in a form yet to be determined.

Although the Company intends to diligently explore and pursue any number of strategic alternatives, we cannot assure you that it will be able to do so on terms acceptable to the Company or to the lenders under the Senior Debt Facility, if at all. In addition, in either the case of a transfer of the assets of the Operating Subsidiaries to the lenders under the Senior Debt Facility or a sale of one or both of our plants, as discussed above, we cannot assure you as to what value, if any, may be derived for shareholders of the Company from such transfer or sale.

As of December 31, 2012, the Operating Subsidiaries had $170.5 million of principal indebtedness outstanding under the Senior Debt Facility. The entire amount outstanding under the Senior Debt Facility has been classified as a current liability in the December 31, 2012 consolidated balance sheet. If the Company is unable to reach an agreement with the lenders under the Senior Debt Facility, and if the lenders successfully exercise their remedies under the Senior Debt Facility, the Company may be unable to continue as a going concern, and could be forced to seek relief from creditors through a filing under the U.S. Bankruptcy Code.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the default of our Operating Subsidiaries under the Senior Debt Facility, the cessation of operations at the Fairmont ethanol facility, our limited liquidity and the continued narrow crush spread all raise substantial doubt about the Company’s ability to do

so. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

F-8

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Principles of Consolidation and Noncontrolling Interest

The accompanying consolidated financial statements include the Company, the LLC and its wholly-owned subsidiaries: BFE Holdings, LLC; BFE Operating Company, LLC; Buffalo Lake Energy, LLC; and Pioneer Trail Energy, LLC. All inter-company balances and transactions have been eliminated in consolidation. The Company treats all exchanges of LLC membership units for Company common stock as equity transactions, with any difference between the fair value of the Company’s common stock and the amount by which the noncontrolling interest is adjusted being recognized in equity.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures in the accompanying notes at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company sells its ethanol, distillers grain and corn oil products under the terms of marketing agreements. Revenue is recognized when risk of loss and title transfers upon shipment of ethanol, distillers grain or corn oil. In accordance with our marketing agreements, the Company records its revenues based on the amounts payable to us at the time of our sales of ethanol, distillers grain or corn oil. For our ethanol that is sold within the United States, the amount payable is equal to the average delivered price per gallon received by the marketing pool from Cargill’s customers, less average transportation and storage charges incurred by Cargill, and less a commission. We also sell a portion of our ethanol production to Cargill for export, which sales are shipped undenatured and are excluded from the marketing pool. For exported ethanol sales, the amount payable is equal to the contracted delivered price per gallon, less transportation and storage charges, and less a commission. The amount payable for distillers grain and corn oil is generally equal to the market price at the time of sale less a commission.

Cost of goods sold

Cost of goods sold primarily includes costs of materials (primarily corn, natural gas, chemicals and denaturant), electricity, purchasing and receiving costs, inspection costs, shipping costs, lease costs, plant management, certain compensation costs and general facility overhead charges, including depreciation expense.

General and administrative expenses

General and administrative expenses consist of salaries and benefits paid to our management and administrative employees, expenses relating to third party services, travel, office rent, marketing and other expenses, including certain expenses associated with being a public company, such as fees paid to our independent auditors associated with our annual audit and quarterly reviews, directors’ fees, and listing and transfer agent fees.

Cash and Cash Equivalents

Cash and cash equivalents include highly-liquid investments with an original maturity of three months or less. Cash equivalents are currently comprised of money market mutual funds. At December 31, 2012, we had $9.3 million held at three financial institutions, which is in excess of FDIC insurance limits.

F-9

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies - (continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company does not charge interest for any past due accounts receivable. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction to bad debt expense when received. As of December 31, 2012 and 2011, no allowance was considered necessary.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk, whether on- or off-balance sheet, that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

During the years ended December 31, 2012 and 2011, the Company recorded sales to Cargill representing 75% and 88%, respectively, of total net sales. As of December 31, 2012 and 2011, the LLC, through its subsidiaries, had receivables from Cargill of $7.5 million and $12.0 million, respectively, representing 81% and 88% of total accounts receivable, respectively.

The LLC, through its subsidiaries, purchases corn, its largest cost component in producing ethanol, from Cargill. During the years ended December 31, 2012 and 2011, corn purchases from Cargill totaled $384.6 million and $528.1 million, respectively. As of December 31, 2012 and 2011, the LLC, through its subsidiaries, had payables to Cargill of $9.0 million and $5.6 million, respectively, related to corn purchases.

F-10

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies - (continued)

Inventories

Raw materials inventories, which consist primarily of corn, denaturant, supplies and chemicals, and work in process inventories are valued at the lower-of-cost-or-market, with cost determined on a first-in, first-out basis. Finished goods inventories consist of ethanol and distillers grain and are stated at lower of average cost or market.

A summary of inventories is as follows (in thousands):

	December 31,
	2012	2011
Raw materials	$8,198	$16,818
Work in process	2,831	5,672
Finished goods	2,414	3,698
	$13,443	$26,188

Derivative Instruments and Hedging Activities

Derivatives are recognized on the balance sheet at their fair value and are included in the accompanying balance sheets as “derivative financial instruments”. On the date the derivative contract is entered into, the Company may designate the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, net of tax effect, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable rate asset or liability are recorded in earnings). Changes in the fair value of undesignated derivative instruments or derivatives that do not qualify for hedge accounting are recognized in current period operations.

F-11

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies - (continued)

Accounting guidance for derivatives requires a company to evaluate contracts to determine whether the contracts are derivatives. Certain contracts that meet the definition of a derivative may be exempted as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. The Company’s contracts for corn and natural gas purchases and ethanol sales that meet these requirements and are designated as either normal purchase or normal sale contracts are exempted from the derivative accounting and reporting requirements.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. All costs related to purchasing and developing land or the engineering, design and construction of a plant are capitalized. Maintenance, repairs and minor replacements are charged to operating expenses while major replacements and improvements are capitalized. Depreciation is computed by the straight line method over the following estimated useful lives:

Years
Land improvements	20 - 30
Buildings and improvements	7 - 40
Machinery and equipment:
Railroad equipment	20 - 39
Facility equipment	20 - 39
Other	5 - 7
Office furniture and equipment	3 - 10

Debt Issuance Costs

Debt issuance costs are stated at cost, less accumulated amortization. Debt issuance costs included in noncurrent assets at December 31, 2012 and December 31, 2011 represent costs incurred related to the Company’s Senior Debt Facility and tax increment financing agreements. These costs are being amortized, using an effective interest method, through interest expense over the term of the related debt. Estimated future debt issuance cost amortization as of December 31, 2012 is as follows (in thousands):

2013	$978
2014	704
2015	8
2016	8
2017	8
Thereafter	33
Total	$1,739

F-12

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies - (continued)

Impairment of Long-Lived Assets

The Company has two asset groups, its ethanol facility in Fairmont and its ethanol facility in Wood River, which are evaluated separately when considering whether the carrying value of these assets has been impaired. The Company continually monitors whether or not events or circumstances exist that would warrant impairment testing of its long-lived assets. In evaluating whether impairment testing should be performed, the Company considers several factors including the carrying value of the long-lived assets, projected production volumes at its facilities, projected ethanol and distillers grain prices that we expect to receive, and projected corn and natural gas costs we expect to incur. In the ethanol industry, operating margins, and consequently undiscounted future cash flows, are primarily driven by the crush spread. In the event that the crush spread is sufficiently depressed to result in negative operating cash flow at its facilities for an extended time period, the Company will evaluate whether an impairment of its long-lived assets may have occurred.

Recoverability is measured by comparing the carrying value of an asset with estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. As of December 31, 2012, the Company performed an impairment evaluation of the recoverability of its long-lived assets due to depressed crush spreads. As a result of the impairment evaluation, it was determined that the future cash flows from the assets exceeded the carrying values, and therefore no further analysis was necessary and no impairment was recorded.

Stock-Based Compensation

Expense associated with stock-based awards and other forms of equity compensation is based on fair value at grant and recognized on a straight line basis in the financial statements over the requisite service period for those awards that are expected to vest.

Asset Retirement Obligations

Asset retirement obligations are recognized when a contractual or legal obligation exists and a reasonable estimate of the amount can be made. Changes to the asset retirement obligation resulting from revisions to the timing or the amount of the original undiscounted cash flow estimates shall be recognized as an increase or decrease to both the carrying amount of the asset retirement obligation and the related asset retirement cost capitalized as part of the related property, plant and equipment. At December 31, 2012, the Company had accrued asset retirement obligation liabilities of $149,000 and $188,000 for its plants at Wood River and Fairmont, respectively. At December 31, 2011, the Company had accrued asset retirement obligation liabilities of $144,000 and $181,000 for its plants at Wood River and Fairmont, respectively.

The asset retirement obligations accrued for Wood River relate to the obligations in our contracts with Cargill and Union Pacific Railroad (“Union Pacific”). According to the grain elevator lease with Cargill, the equipment that is adjacent to the grain elevator may be required at Cargill’s discretion to be removed at the end of the lease. In addition, according to the contract with Union Pacific, the buildings that are built near their land in Wood River may be required at Union Pacific’s request to be removed at the end of our contract with them. The asset retirement obligations accrued for Fairmont relate to the obligations in our contracts with Cargill and in our water permit issued by the state of Minnesota. According to the grain elevator lease with Cargill, the equipment that is adjacent to the grain elevator being leased may be required at Cargill’s discretion to be removed at the end of the lease. In addition, the water permit in Fairmont requires that we secure all above ground storage tanks whenever we discontinue the use of our equipment for an extended period of time in Fairmont. The estimated costs of these obligations have been accrued at the current net present value of these obligations at the end of an estimated 20 year life for each of the plants. These liabilities have corresponding assets recorded in property, plant and equipment, which are being depreciated over 20 years.

F-13

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies - (continued)

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company regularly reviews historical and anticipated future pre-tax results of operations to determine whether the Company will be able to realize the benefit of its deferred tax assets. A valuation allowance is required to reduce the potential deferred tax asset when it is more likely than not that all or some portion of the potential deferred tax asset will not be realized due to the lack of sufficient taxable income. The Company establishes reserves for uncertain tax positions that reflect its best estimate of deductions and credits that may not be sustained on a more likely than not basis. As the Company has incurred tax losses since its inception and expects to continue to incur tax losses for the foreseeable future, we will continue to provide a valuation allowance against deferred tax assets until the Company believes that such assets will be realized. The Company includes interest on tax deficiencies and income tax penalties in the provision for income taxes.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. Any derivative financial instruments are carried at fair value. The fair value of the Company’s capital leases and note payable are not materially different from their carrying amounts based on anticipated interest rates that management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and other market factors. The fair value of the Company’s senior debt, based on an anticipated interest rate of 12%, is estimated to be approximately $155.3 million.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance. Each of our plants is considered its own unique operating segment under these criteria. However, when two or more operating segments have similar economic characteristics, accounting guidance allows for them to be aggregated into a single operating segment for purposes of financial reporting. Our two plants are very similar in all characteristics and accordingly, the Company presents a single reportable segment, the manufacture of fuel-grade ethanol and the co-products of the ethanol production process.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standards setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, our management believes that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

F-14

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

3. Property, Plant and Equipment

Property, plant and equipment, stated at cost, consist of the following at December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Land and land improvements	$19,643	$19,643
Buildings and improvements	49,838	49,832
Machinery and equipment	250,042	248,247
Office furniture and equipment	6,493	6,432
Construction in progress	297	1,126
	326,313	325,280
Accumulated depreciation	(116,668)	(89,392)
Property, plant and equipment, net	$209,645	$235,888

Depreciation expense related to property, plant and equipment was $27,289,000 and $26,995,000 for the years ended December 31, 2012 and 2011, respectively.

4. Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per share are calculated using the treasury stock method and includes the effect of all dilutive securities, including stock options, restricted stock and Class B common shares. For those periods in which the Company incurred a net loss, the inclusion of the potentially dilutive shares in the computation of diluted weighted average shares outstanding would have been anti-dilutive to the Company’s loss per share, and, accordingly, all potentially dilutive shares have been excluded from the computation of diluted weighted average shares outstanding in those periods.

On June 15, 2012, the Company effected a reverse stock split with respect to all outstanding shares of common stock and Class B common stock at a ratio of one-for-twenty. All share and per share information in these financial statements has been retroactively restated to reflect the effect of this reverse stock split.

For the years ended December 31, 2012 and 2011, 71,237 shares and 72,356 shares, respectively, issuable upon the exercise of stock options were excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive.

A summary of the reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding follows:

	Years Ended December 31,
	2012	2011
Weighted average common shares outstanding - basic	5,208,408	4,734,328
Potentially dilutive common stock equivalents
Class B common shares	880,443	907,975
Stock options	-	1,250
Restricted stock	135,162	71,035
	1,015,605	980,260
	6,224,013	5,714,588
Less anti-dilutive common stock equivalents	(1,015,605)	(980,260)
Weighted average common shares outstanding - diluted	5,208,408	4,734,328

F-15

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

5. Long-Term Debt

The following table summarizes long-term debt as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Term loans	$170,480	$176,780
Capital lease	2,475	2,487
Notes payable	474	380
	173,429	179,647
Less current portion	(170,634)	(12,710)
Long-term portion	$2,795	$166,937

Senior Debt Facility

In September 2006, the Operating Subsidiaries entered into the Senior Debt Facility to finance the construction of and provide working capital to operate our ethanol plants. Neither the Company nor the LLC is a borrower or a guarantor under the Senior Debt Facility, although the equity interests and assets of our subsidiaries are pledged as collateral to secure the debt under the facility. Principal payments under the Senior Debt Facility are payable quarterly at a minimum amount of $3,150,000, with additional pre-payments to be made out of available cash flow. These term loans mature in September 2014.

The Operating Subsidiaries did not make the regularly-scheduled payments of principal and interest that were due under the outstanding Senior Debt Facility on September 28, 2012, in an aggregate amount of $3.6 million. As a result, the Operating Subsidiaries received a Notice of Default from First National Bank of Omaha, as Administrative Agent for the lenders under the Senior Debt Facility. Since the initial default the Operating Subsidiaries have not made any of the regularly-scheduled principal and interest payments, which through December 31, 2012 totaled $8.2 million. The Company continues to engage in active and continuing discussions with the lenders and their advisors regarding a consensual resolution of the default. It is likely that any agreement with the lenders will entail the transfer of all or substantially all of the assets of the Operating Subsidiaries in satisfaction of all of the outstanding indebtedness under the Senior Debt Facility. To that end, our Board of Directors has approved our proceeding with such a transaction with the lenders under the Senior Debt Facility. We have also engaged a financial advisor to assist us with an assessment of strategic alternatives, which may include a sale of all or substantially all of the assets of the Operating Subsidiaries. In the event of any such sale, the proceeds would first be applied to repay all or a portion of the outstanding indebtedness under the Senior Debt Facility with the residual proceeds, if any, accruing to the Company. We cannot assure you, however, that we will reach agreement with our lenders with respect to any such transaction, or achieve any other transaction, which could also include a capital contribution from the Company, additional loans, a long-term forbearance or restructuring under the Senior Debt Facility, some combination of the foregoing, or another transaction in a form yet to be determined. If the Company is unable to reach an agreement with the lenders under the Senior Debt Facility, and if the lenders successfully exercise their remedies under the Senior Debt Facility, the Company may be unable to continue as a going concern, and could be forced to seek relief from creditors through a filing under the U.S. Bankruptcy Code. See Note 1 - Organization, Nature of Business, Basis of Presentation, Liquidity, and Going Concern Considerations.

As of December 31, 2012, the Operating Subsidiaries had $170.5 million of principal indebtedness outstanding under the Senior Debt Facility. The entire amount outstanding under the Senior Debt Facility has been classified as a current liability in the December 31, 2012 consolidated balance sheet.

Interest rates on the Senior Debt Facility are, at management’s option, set at: i) a base rate, which is the higher of the federal funds rate plus 0.5% or the administrative agent’s prime rate, in each case plus a margin of 2.0%; or ii) at LIBOR plus 3.0%. Interest on base rate loans is payable quarterly and, depending on the LIBOR rate elected, as frequently as monthly on LIBOR loans, but no less frequently than quarterly. In addition, since the Operating Subsidiaries defaulted on their payments of principal and interest in September 2012, those unpaid balances have accrued interest at a penalty rate of 8.3%. The interest rate in effect on the borrowings at December 31, 2012 and 2011 was 3.2% and 3.3%. respectively.

The Senior Debt Facility is secured by a first priority lien on all right, title and interest in and to the Wood River and Fairmont plants and any accounts receivable or property associated with those plants and a pledge of all of our equity interests in the Operating Subsidiaries. The Operating Subsidiaries have established collateral deposit accounts maintained by an agent of the banks, into which their revenues are deposited, subject to security interests to secure any outstanding obligations under the Senior Debt Facility. These funds are then allocated into various sweep accounts held by the collateral agent, including accounts that provide funds for the operating expenses of the Operating Subsidiaries. The collateral accounts have various provisions, including historical and prospective debt service coverage ratios and debt service reserve requirements, which determine whether there is, and the amount of, cash available to the LLC from the collateral accounts each month. The terms of the Senior Debt Facility also include covenants that impose certain limitations on, among other things, the ability of the Operating Subsidiaries to incur additional debt, grant liens or encumbrances, declare or pay dividends or distributions, conduct asset sales or other dispositions, merge or consolidate, and conduct transactions with affiliates. The terms of the Senior Debt Facility also include customary events of default including failure to meet payment obligations, failure to pay financial obligations when due, failure of the Operating Subsidiaries to remain solvent and failure to obtain or maintain required governmental approvals. Under the terms of separate management services agreements between our Operating Subsidiaries and the LLC, the Operating Subsidiaries were paying a monthly management fee of $884,000 to the LLC to cover salaries, rent, and other operating expenses of the LLC. Due to the Senior Debt Facility payment default, the lenders required the Operating Subsidiaries to reduce their monthly management services fee to $260,000 per month effective October 2012.

Debt issuance fees and expenses of $7.9 million ($1.7 million, net of accumulated amortization as of December 31, 2012) have been incurred in connection with the Senior Debt Facility. These costs have been deferred and are being amortized and expensed as interest over the term of the Senior Debt Facility.

F-16

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

5. Long-Term Debt - (continued)

Capital Lease

The LLC, through its subsidiary that constructed the Fairmont plant, has entered into an agreement with the local utility pursuant to which the utility has built and owns and operates a substation and distribution facility in order to supply electricity to the plant. The LLC is paying a fixed facilities charge based on the cost of the substation and distribution facility of $34,000 per month, over the 30-year term of the agreement. This fixed facilities charge is being accounted for as a capital lease in the accompanying financial statements. The agreement also includes a $25,000 monthly minimum energy charge that also began in the first quarter of 2008.

Notes Payable

Notes payable relate to certain financing agreements in place at our Wood River facility. The subsidiary of the LLC entered into a note payable for $419,000 with the City of Wood River for special assessments related to street, water, and sanitary improvements at our Wood River facility. This note requires ten annual payments of $58,000, including interest at 6.5% per annum, and matures in 2018. In addition, the subsidiary of the LLC for the Wood River facility entered into a financing agreement in the fourth quarter of 2012 for the purchase of certain rolling stock equipment to be used at the facility for $208,000. This note requires 24 monthly payments of $9,000, including interest at 6.0% per annum, and matures in 2014.

The following table summarizes the aggregate maturities of our long-term debt as of December 31, 2012 (in thousands):

2013	$170,634
2014	146
2015	57
2016	60
2017	66
Thereafter	2,466
Total	$173,429

F-17

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

6. Tax Increment Financing

In February 2007, the subsidiary of the LLC that constructed the Wood River plant received $6.0 million from the proceeds of a tax increment revenue note issued by the City of Wood River, Nebraska. The proceeds funded improvements to property owned by the subsidiary. The City of Wood River will pay the principal and interest of the note from the incremental increase in the property taxes related to the improvements made to the property. The interest rate on the note is 7.85%. The proceeds have been recorded as a liability which is reduced as the subsidiary of the LLC remits property taxes to the City of Wood River, which began in 2008 and will continue through 2021. The LLC has guaranteed the principal and interest of the tax increment revenue note if, for any reason, the City of Wood River fails to make the required payments to the holder of the note or the subsidiary of the LLC fails to make the required payments to the City of Wood River.

The following table summarizes the aggregate maturities of the tax increment financing debt as of December 31, 2012 (in thousands):

2013	$399
2014	431
2015	464
2016	501
2017	540
Thereafter	2,339
Total	$4,674

7. Stockholders’ Equity

Rights Offering and LLC Concurrent Private Placement

In February 2011, we completed a Rights Offering (the “Rights Offering”) entailing a distribution to our common stockholders of rights to purchase depositary shares representing fractional interests in shares of Series A Non-Voting Convertible Preferred Stock (the “Preferred Stock”). Concurrent with the Rights Offering, the LLC conducted a private placement of LLC interests that was structured to provide the holders of the membership interests in the LLC (other than the Company) with a private placement that was economically equivalent to the Rights Offering. On February 2, 2011, the Company’s stockholders approved an increase in the number of authorized shares of common stock of the Company, which resulted in the automatic conversion of shares of the Preferred Stock into shares of the Company’s common stock such that subscribers in the Rights Offering were issued one share of common stock in lieu of each depositary share subscribed for. These transactions were completed and 3,188,681 shares of common stock, at a price of $11.20 per share, and 918,463 LLC membership interests, at a price of $11.20 per unit (along with an equivalent number of shares of Class B common stock), were issued on February 4, 2011. The aggregate gross proceeds of the Rights Offering and the concurrent private placement were $46.0 million. The proceeds of the transaction were used to (i) repay in full $20.3 million owed under a bridge loan previously provided by certain affiliates of Greenlight Capital, Inc. and certain affiliates of Third Point LLC, (ii) repay in full $21.5 million owed under our then outstanding subordinated debt, (iii) repay $2.8 million of debt owed to Cargill and (iv) pay certain fees and expenses incurred in connection with the Rights Offering and the LLC’s concurrent private placement.

On February 15, 2011, the Company issued 329,890 shares of common stock to Cargill in exchange for the extinguishment of the remaining amount of indebtedness owed to Cargill. An additional $2.0 million that was carried on our balance sheet at December 31, 2010 due to troubled debt restructuring accounting was also extinguished. This amount, in addition to $2.8 million of the debt that was forgiven by Cargill, was accounted for as a capital contribution to additional paid-in capital because the Company and Cargill were considered related parties.

F-18

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

7. Stockholders’ Equity - (continued)

Reverse Stock Split

On June 15, 2012, the Company effected a reverse stock split with respect to all outstanding shares of common stock and Class B common stock at a ratio of one-for-twenty. The Company also split the number of authorized shares of common stock at a ratio of one-for-fourteen, thereby reducing the aggregate number of authorized common stock shares to 10,000,000, and also split the number of authorized shares of Class B common stock at a ratio of one-for-twenty, thereby reducing the aggregate number of authorized Class B common stock shares to 3,750,000. All share and per share information and all necessary par value adjustments have been retroactively restated in the financial statements to reflect the effect of this reverse stock split.

Stock Repurchase Plan

On October 15, 2007, the Company announced the adoption of a stock repurchase plan authorizing the repurchase of up to $7.5 million of the Company’s common stock. Purchases will be funded out of cash on hand and made from time to time in the open market. From the inception of the buyback program through December 31, 2012, the Company had repurchased 40,481 shares at an average price of $106.62 per share, leaving $3,184,000 available under the repurchase plan. The shares repurchased are being held as treasury stock. As of December 31, 2012, there were no plans to repurchase any additional shares.

Dividends

The Company has not declared any dividends on its common stock and does not anticipate paying dividends in the foreseeable future. In addition, the terms of the Senior Debt facility contain restrictions on the ability of the Operating Subsidiaries of the LLC to pay dividends or other distributions, which will restrict the Company’s ability to pay dividends in the future.

F-19

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

8. Derivative Financial Instruments

The Company offsets amounts of cash collateral deposited with counterparties arising from certain derivative instruments executed with the same counterparty against the fair value amounts reported for those derivative instruments. The effects of derivative instruments on our consolidated financial statements were as follows as of December 31, 2012 and 2011 and for the years then ended (in thousands) (amounts presented exclude any income tax effects).

Fair Value of Derivative Instruments in Consolidated Balance Sheet

		Derivative Assets (Liabilities)
		Fair Value at December 31,
	Consolidated Balance Sheet Location	2012	2011
Derivative not designated as hedging instrument:
Commodity contract	Other current assets	$-	$(470)
Cash collateral held or provided with counterparty	Other current assets	-	781
Total		$-	$311

Effects of Derivative Instruments on Income

		Years Ended December 31,
	Consolidated Statements of Operations Location	2012	2011
		gain (loss)	gain (loss)
Derivative not designated as hedging instrument:
Commodity contract	Net Sales	$(1,498)	$(532)
Commodity contract	Cost of Goods Sold	(1,886)	(455)
	Net amount recognized in earnings	$(3,384)	$(987)

In accordance with these provisions, we have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Company’s consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date. As of December 31, 2012, we do not have any Level 1 financial assets or liabilities.

Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

See tables above for Level 2 financial assets and liabilities.

F-20

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

8. Derivative Financial Instruments  - (continued)

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability. As of December 31, 2012, we do not have any Level 3 financial assets or liabilities.

There were no transfers between the various financial asset and liability levels during the year ended December 31, 2012.

9. Stock-Based Compensation

The following table summarizes the stock-based compensation expense incurred by the Company (in thousands):

	Years Ended December 31,
(In thousands)	2012	2011
Stock options	$922	$1,159
Restricted stock	568	334
Total	$1,490	$1,493

2007 Equity Incentive Compensation Plan

Immediately prior to the Company’s initial public offering, the Company adopted the 2007 Equity Incentive Compensation Plan (“2007 Plan”). The 2007 Plan provides for the grant of options intended to qualify as incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards and any other equity-based or equity-related awards. The 2007 Plan is administered by the Compensation Committee of the Board of Directors. Subject to adjustment for changes in capitalization, the aggregate number of shares that may be delivered pursuant to awards under the 2007 Plan was originally 3,000,000. In March 2011, the Board of Directors, in connection with the Rights Offering and related increase in the number of authorized shares of common stock of the Company, as described in Note 7 - Stockholders’ Equity, adjusted the aggregate number of shares that may be delivered pursuant to awards under the 2007 Plan up to 7,100,000.  In May 2012, the Board of Directors, in connection with the reverse stock split, as described in Note 7 - Stockholders’ Equity, reduced the aggregate number of shares that may be delivered pursuant to awards under the 2007 Plan to 355,000. The term of the 2007 Plan is ten years, expiring in June 2017. All stock option and restricted stock information has been retroactively restated to show the effect of the one-for-twenty reverse stock split that occurred on June 15, 2012.

Stock Options - Except as otherwise directed by the Compensation Committee, the exercise price for options cannot be less than the fair market value of our common stock on the grant date. Other than the stock options issued to Directors, the options will generally vest and become exercisable with respect to 30%, 30% and 40% of the shares of our common stock subject to such options on each of the first three anniversaries of the grant date. Compensation expense related to these options is expensed on a straight line basis over the three year service period. Options issued to Directors generally vest and become exercisable on the first anniversary of the grant date. All stock options have a five year term from the date of grant. During the years ended December 31, 2012 and 2011, the Company did not issue any stock options under the 2007 Plan.

F-21

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

9. Stock-Based Compensation - (continued)

A summary of stock option activity under the 2007 Plan as of December 31, 2012, and the changes during the year ended December 31, 2012 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding, January 1, 2012	73,610	$64.37
Granted	-	-
Exercised	-	-
Forfeited	(2,373)	144.04
Options outstanding, December 31, 2012	71,237	$61.72	1.9	$0.00

Options exercisable, December 31, 2012	61,163	$62.77	1.9	$0.00

A summary of the status of our unvested stock options as of December 31, 2012, and the changes during the year ended December 31, 2012 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested, January 1, 2012	33,043	$49.81
Granted	-	-
Vested	(22,786)	51.58
Forfeited	(183)	46.00
Unvested, December 31, 2012	10,074	$46.01

As of December 31, 2012, there was $91,000 of unrecognized compensation expense related to the unvested portion of stock options outstanding. This expense is expected to be recognized over the next three months.

F-22

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

9. Stock-Based Compensation - (continued)

Restricted Stock  - Other than restricted stock issued to Directors, the restricted stock issued will generally vest in equal increments of 25% on each of the first four anniversaries of the grant date. Compensation expense related to restricted stock issued is expensed on a straight line basis over the four year vesting period. Restricted stock issued to Directors generally vests on the first anniversary of the grant date with compensation expense being expensed on a straight line basis over the one year vesting period. During the years ended December 31, 2012 and 2011, the Company granted 78,850 and 96,050 shares, respectively, under the 2007 Plan to certain of our employees and our non-employee Directors.

A summary of restricted stock activity under the 2007 Plan as of December 31, 2012, and the changes during the year ended December 31, 2012 is as follows:

	Shares	Weighted Average Grant Date Fair Value per Award	Aggregate Intrinsic Value
Restricted stock outstanding, January 1, 2012	93,950	$14.90
Granted	78,850	13.00
Vested	(28,174)	15.08
Cancelled or expired	(1,600)	14.41
Restricted stock outstanding, December 31, 2012	143,026	$13.82	$526,336

As of December 31, 2012, there was $1,514,000 of unrecognized compensation expense related to the unvested portion of restricted stock outstanding. This expense is expected to be recognized over the next 3.3 years.

After considering the stock option and restricted stock awards issued and outstanding, the Company had 107,609 shares of common stock available for future grant under our 2007 Plan at December 31, 2012.

F-23

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

10. Income Taxes

The Company has not recognized any income tax provision (benefit) for the years ended December 31, 2012, and 2011 due to continuing losses from operations.

The U.S. statutory federal income tax rate is reconciled to the Company’s effective income tax rate as follows (in thousands):

	Years Ended December 31,
	2012	2011
Tax benefit at 35% federal statutory rate	$16,213	$3,626
State tax benefit, net of federal benefit	232	52
Noncontrolling interest	(2,300)	(584)
Valuation allowance	(14,273)	(1,386)
Cumulative effect of tax rate adjustments	-	(1,537)
Other	128	(171)
	$-	$-

The effects of temporary differences and other items that give rise to deferred tax assets and liabilities are presented below (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Capitalized start up costs	$3,253	$3,558
Stock-based compensation	965	665
Net operating loss carryover	84,960	68,036
Other	266	258
Deferred tax asset	89,444	72,517
Valuation allowance	(47,544)	(33,802)

Deferred tax liabilities:
Property, plant and equipment	(41,900)	(38,715)
Deferred tax liabilities	(41,900)	(38,715)
Net deferred tax asset	$-	$-

The Company assesses the recoverability of deferred tax assets and the need for a valuation allowance on an ongoing basis. In making this assessment, management considers all available positive and negative evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized in future periods. This assessment requires significant judgment and estimates involving current and deferred income taxes, tax attributes relating to the interpretation of various tax laws, historical bases of tax attributes associated with certain assets and limitations surrounding the realization of deferred tax assets.

As of December 31, 2012, the net operating loss carryforward was $238.7 million, which will begin to expire if not used by December 31, 2028. The U.S. federal statute of limitations remains open for our 2009 and subsequent tax years.

11. Employee Benefit Plans

The LLC sponsors a 401(k) profit sharing and savings plan for its employees. Employee participation in this plan is voluntary and the LLC matches 50% of eligible employee contributions, up to an amount equal to 3% of employee compensation, on a biweekly basis. For the years ended December 31, 2012 and 2011, contributions to the plan by the LLC totaled $244,000 and $197,000, respectively.

F-24

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

12. Commitments and Contingencies

The LLC, through its subsidiaries, entered into two operating lease agreements with Cargill. Cargill’s grain handling and storage facilities, located adjacent to the Wood River and Fairmont plants, are being leased for 20 years, which began in September 2008 for both plants. Minimum annual payments initially were $800,000 for the Fairmont plant and $1,000,000 for the Wood River plant so long as the associated corn supply agreements with Cargill remain in effect. Should the Company not maintain its corn supply agreements with Cargill, the minimum annual payments under each lease increase to $1,200,000 and $1,500,000, respectively. The leases contain escalation clauses that are based on the percentage change in the Midwest Consumer Price Index. The escalation clauses are considered to be contingent rent and, accordingly, are not included in minimum lease payments. Rent expense is recognized on a straight line basis over the terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations and insolvency. Effective September 1, 2009, the subsidiaries and Cargill entered into Omnibus Agreements whereby the two operating lease agreements were modified, for a period of one year, to defer a portion of the monthly lease payments. The deferred lease payments were to be paid back to Cargill over a two year period beginning September 1, 2010. On September 23, 2010, the subsidiaries and Cargill entered into a letter agreement (“Letter Agreement”) whereby (i) effective October 2010 the minimum annual payments under the leases were reduced to $50,000 for the Fairmont plant and $250,000 for the Wood River plant and (ii) repayment of the deferred lease payments have been deferred for an indefinite period of time. As of December 31, 2012, the deferred lease payments totaled $1.6 million and are included in other non-current liabilities.

Beginning in the second quarter of 2008, the Operating Subsidiaries of the LLC entered into agreements to lease railroad cars over a period of ten years. Pursuant to these lease agreements, the subsidiaries are currently leasing 785 railroad cars for approximately $6.7 million per year. Monthly rental charges escalate if modifications of the cars are required by governmental authorities or mileage exceeds 30,000 miles in any calendar year. Rent expense is recognized on a straight line basis over the terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations.

In April 2008, the LLC entered into a five year lease that began July 1, 2008 for office space for its corporate headquarters. Rent expense is being recognized on a straight line basis over the term of the lease.

In October 2011, subsidiaries of the LLC entered into two operating lease agreements to lease corn oil extraction systems, one for each of its plants. Each lease agreement is for a period of two years and commenced in April 2012 when funding was completed. Pursuant to these lease agreements, the subsidiaries of the LLC are paying approximately $4.3 million per year for the corn oil extraction systems. Rent expense is recognized on a straight line basis over the terms of the leases. Events of default under the leases include failure to fulfill monetary or non-monetary obligations under either lease, as well as any payment default under any of the Company’s other material debt obligations, including the Senior Debt Facility. The Company has informed Farnam Street Financial, Inc. (“Farnam”) of the default notice it received from its senior lenders, and Farnam has elected not to declare a default under either lease agreement so long as the subsidiaries of the LLC continue to make timely lease payments.`

Future minimum operating lease payments at December 31, 2012 are as follows (in thousands):

2013	$11,452
2014	8,392
2015	6,972
2016	6,972
2017	6,972
Thereafter	5,197
Total	$45,957

Rent expense recorded for the years ended December 30, 2012 and 2011 totaled $11,389,000 and $8,092,000, respectively.

Pursuant to long-term agreements, Cargill is the exclusive supplier of corn to the Wood River and Fairmont plants for twenty years commencing September 2008. The price of corn purchased under these agreements is based on a formula including cost plus an origination fee of $0.048 per bushel. The minimum annual origination fee payable to Cargill per plant under the agreements is $1.2 million. The agreements contain events of default that include failure to pay, willful misconduct, purchase of corn from another supplier, insolvency or the termination of the associated grain facility lease. Effective September 1, 2009, the subsidiaries and Cargill entered into Omnibus Agreements whereby the two corn supply agreements were modified, for a period of one year, extending payment terms for our corn purchases which were to revert to the original terms on September 1, 2010. On September 23, 2010, the subsidiaries and Cargill entered into a Letter Agreement whereby the extended payment terms for our corn purchases will remain in effect for the remainder of the two corn supply agreements.

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BioFuel Energy Corp.

Notes to Consolidated Financial Statements

12. Commitments and Contingencies - (continued)

At December 31, 2012, the LLC, through its subsidiaries, had contracted to purchase 67,000 bushels of corn to be delivered between January 2013 and October 2013 at our Fairmont location, and 6,852,000 bushels of corn to be delivered between January 2013 and March 2014 at our Wood River location. The purchase commitment for the Wood River location represents 15% of the projected corn requirements during that period. The purchase price of the corn will be determined at the time of delivery.

Cargill has agreed to purchase all ethanol produced at the Wood River and Fairmont plants through September 2016. Under the terms of the ethanol marketing agreements, the Wood River and Fairmont plants generally participate in a marketing pool in which all parties receive the same net price. That price is generally the average delivered price per gallon received by the marketing pool less average transportation and storage charges and less a commission. In certain circumstances, the plants may elect not to participate in the marketing pool. Minimum annual commissions are payable to Cargill equal to 1% of Cargill’s average selling price for 82.5 million gallons of ethanol from each plant. The ethanol marketing agreements contain events of default that include failure to pay, willful misconduct and insolvency. Effective September 1, 2009, the subsidiaries and Cargill entered into Omnibus Agreements whereby the two ethanol marketing agreements were modified, for a period of one year, to defer a portion of the monthly ethanol commission payments. The deferred commission payments were to be paid to Cargill over a two year period beginning September 1, 2010. On September 23, 2010, the subsidiaries and Cargill entered into a Letter Agreement whereby (i) effective September 24, 2010 the ethanol commissions were reduced and (ii) repayment of the deferred commission payments have been deferred for an indefinite period of time with any repayment at the discretion of the subsidiaries of the LLC. As of December 31, 2012, the deferred ethanol commissions totaled $1.0 million and are included in other non-current liabilities.

The Company is not currently a party to any material legal, administrative or regulatory proceedings that have arisen in the ordinary course of business or otherwise that would result in loss contingencies.

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BioFuel Energy Corp.

Notes to Consolidated Financial Statements

13. Noncontrolling Interest

Noncontrolling interest consists of equity issued to members of the LLC upon the Company’s initial public offering in June 2007. As provided in the LLC agreement, the exchange ratio of the various existing classes of equity of the LLC for the single class of equity at the time of the Company’s initial public offering was based on the Company’s initial public offering price of $210.00 per share and the resulting implied valuation of the Company. The exchange resulted in the issuance of 897,903 LLC membership units and Class B common shares. Each LLC membership unit combined with a share of Class B common stock is exchangeable at the holder’s option into one share of Company common stock. The LLC may make distributions to members as determined by the Company.

The following table summarizes the exchange activity since the Company’s initial public offering:

LLC Membership Units and Class B common shares outstanding at initial public offering, June 2007	897,903
LLC Membership Units and Class B common shares exchanged in 2007	(28,060)
LLC Membership Units and Class B common shares exchanged in 2008	(365,722)
LLC Membership Units and Class B common shares exchanged in 2009	(131,684)
LLC Membership Units and Class B common shares exchanged in 2010	(16,830)
LLC Membership Units and Class B common shares issued in connection with the LLC concurrent private placement in February 2011	918,463
LLC Membership Units and Class B common shares exchanged in 2011	(342,916)
LLC Membership Units and Class B common shares exchanged in 2012	(135,675)
Remaining LLC Membership Units and Class B common shares at December 31, 2012	795,479

At the time of its initial public offering, the Company owned 28.9% of the LLC membership units of the LLC. At December 31, 2012, the Company owned 87.3% of the LLCA membership units. The noncontrolling interest will continue to be reported until all Class B common shares and LLC membership units have been exchanged for the Company’s common stock.

The table below shows the effects of the changes in BioFuel Energy Corp.’s ownership interest in the LLC on the equity attributable to BioFuel Energy Corp.’s common stockholders for the years ended December 31, 2012 and 2011 (in thousands):

Net Loss Attributable to BioFuel Energy Corp.’s Common Stockholders and

Transfers from the Noncontrolling Interest

	Years Ended December 31,
	2012	2011
Net loss attributable to BioFuel Energy Corp.	$(39,843)	$(8,717)
Increase in BioFuel Energy Corp. stockholders equity from issuance of common shares in exchange for Class B common shares and units of BioFuel Energy, LLC	273	2,477
Change in equity from net loss attributable to BioFuel Energy Corp. and transfers from noncontrolling interest	$(39,570)	$(6,240)

F-27

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

13. Noncontrolling Interest - (continued)

Tax Benefit Sharing Agreement

Membership units in the LLC combined with the related Class B common shares held by the historical equity investors may be exchanged in the future for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The LLC will make an election under Section 754 of the IRS Code effective for each taxable year in which an exchange of membership units and Class B shares for common shares occurs, which may result in an adjustment to the tax basis of the assets owned by the LLC at the time of the exchange. Increases in tax basis, if any, would reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the tax basis increases, and a court could sustain such a challenge. The Company has entered into tax benefit sharing agreements with its historical LLC investors that will provide for a sharing of these tax benefits, if any, between the Company and the historical LLC equity investors. Under these agreements, the Company will make a payment to an exchanging LLC member of 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes the Company actually realizes as a result of this increase in tax basis. The Company and its common stockholders will benefit from the remaining 15% of cash savings, if any, in income taxes realized. For purposes of the tax benefit sharing agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes the Company would have been required to pay had there been no increase in the tax basis in the assets of the LLC as a result of the exchanges. The term of the tax benefit sharing agreement commenced on the Company’s initial public offering in June 2007 and will continue until all such tax benefits have been utilized or expired, unless a change of control occurs and the Company exercises its resulting right to terminate the tax benefit sharing agreement for an amount based on agreed payments remaining to be made under the agreement.

Ownership “True-Up” Agreement

At the time of formation of the LLC, the founders agreed with certain of our principal stockholders as to the relative ownership interests in the Company of our management members and affiliates of Greenlight Capital, Inc. (“Greenlight”) and Third Point LLC (“Third Point”). Certain management members and affiliates of Greenlight and Third Point agreed to exchange LLC membership interests, shares of common stock or cash at a future date, referred to as the “true-up date”, depending on the Company’s performance. This provision functioned by providing management with additional value if the Company’s value improved and by reducing management’s interest in the Company if its value decreased, subject to a predetermined rate of return accruing to Greenlight and Third Point. In particular, if the value of the Company increased from the time of the initial public offering to the “true-up date”, the management members were entitled to receive LLC membership units, shares of common stock or cash from the affiliates of Greenlight and Third Point. On the other hand, if the value of the Company decreased from the time of the initial public offering to the “true-up date” or if a predetermined rate of return was not met, the affiliates of Greenlight and Third Point were entitled to receive LLC membership units or shares of common stock from the management members.

The “true-up date” occurred on June 19, 2012, which was five years from the date of the initial public offering. Since the value of the Company decreased from the time of the initial public offering to the “true-up date”, the affiliates of Greenlight and Third Point received 69,382 and 34,691 LLC membership units, respectively, from certain members or former members of our management group during the third quarter of 2012 as a result of the “true-up”. No new shares were issued as a result of the “true-up” but rather a redistribution of shares occurred among certain members or former members of our management group and our two largest investors, Greenlight and Third Point.

F-28

BioFuel Energy Corp.

Notes to Consolidated Financial Statements

14. Quarterly Financial Data (unaudited)

The following table sets forth certain unaudited financial data for each of the quarters within fiscal 2012 and 2011. This information has been derived from our consolidated financial statements and in management’s opinion, reflects all adjustments necessary for a fair presentation of the information for the quarters presented. The operating results of any quarter are not necessarily indicative of results for any future period.

Year Ended December 31, 2012	1 st Quarter	2 nd Quarter	3 rd Quarter	4 th Quarter
	(in thousands, except per share data)
Net sales	$139,413	$122,820	$116,149	$84,898
Cost of goods sold	145,933	131,079	124,192	92,697
Gross loss	(6,520)	(8,259)	(8,043)	(7,799)
General and administrative expenses:
Compensation expense	1,804	1,510	1,435	1,185
Other	931	923	629	1,451
Operating loss	(9,255)	(10,692)	(10,107)	(10,435)
Other income (expense):
Other income	-	-	680	762
Interest expense	(1,838)	(1,723)	(1,901)	(1,813)
Loss before income taxes	(11,093)	(12,415)	(11,328)	(11,486)
Income tax provision (benefit)	-	-	-	-
Net loss	(11,093)	(12,415)	(11,328)	(11,486)
Less: Net loss attributable to the noncontrolling interest	1,685	1,833	1,498	1,463
Net loss attributable to BioFuel Energy Corp. common stockholders	$(9,408)	$(10,582)	$(9,830)	$(10,023)
Loss per share - basic and diluted attributable to BioFuel Energy Corp. common stockholders	$(1.83)	$(2.05)	$(1.88)	$(1.89)

Year Ended December 31, 2011	1 st Quarter	2 nd Quarter	3 rd Quarter	4 th Quarter
	(in thousands, except per share data)
Net sales	$158,005	$168,531	$162,547	$163,990
Cost of goods sold	160,159	172,294	155,498	154,553
Gross profit (loss)	(2,154)	(3,763)	7,049	9,437
General and administrative expenses:
Compensation expense	1,770	1,616	1,676	2,175
Other	897	950	846	874
Operating income (loss)	(4,821)	(6,329)	4,527	6,388
Other income (expense):
Interest expense	(4,228)	(1,988)	(1,978)	(1,932)
Income (loss) before income taxes	(9,049)	(8,317)	2,549	4,456
Income tax provision (benefit)	-	-	-	-
Net income (loss)	(9,049)	(8,317)	2,549	4,456
Less: Net (income) loss attributable to the noncontrolling interest	1,387	1,275	(355)	(663)
Net income (loss) attributable to BioFuel Energy Corp. common stockholders	$(7,662)	$(7,042)	$2,194	$3,793
Income (loss) per share - basic attributable to BioFuel Energy Corp. common stockholders	$(2.15)	$(1.38)	$0.43	$0.74

Income (loss) per share - diluted attributable to BioFuel Energy Corp. common stockholders	$(2.15)	$(1.38)	$0.36	$0.62

F-29

Schedule I

BioFuel Energy Corp.

Condensed Financial Information of Registrant

(Parent company information - See notes to consolidated financial statements)

(in thousands, except share data)

Condensed Balance Sheets

	December 31,
	2012	2011
Assets
Investment in BioFuel Energy, LLC	$56,230	$94,310
Total assets	$56,230	$94,310
Stockholders' equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized and no shares outstanding at December 31, 2012 and December 31, 2011	$-	$-
Common stock, $0.01 par value; 10,000,000 shares authorized and 5,483,773 shares outstanding at December 31, 2012 and 5,270,848 shares outstanding at December 31, 2011	54	53
Class B common stock, $0.01 par value; 3,750,000 shares authorized and 795,479 shares outstanding at December 31, 2012 and 931,154 shares outstanding at December 31, 2011	8	9
Less common stock held in treasury, at cost, 40,481 shares at December 31, 2012 and December 31, 2011	(4,316)	(4,316)
Additional paid-in capital	189,604	187,841
Accumulated deficit	(129,120)	(89,277)
Total stockholders' equity	$56,230	$94,310

Condensed Statements of Loss

	Years Ended December 31,
	2012	2011
Equity in loss of BioFuel Energy, LLC	$(39,568)	$(7,344)
Other expenses	(275)	(1,373)
Net loss	$(39,843)	$(8,717)

Condensed Statements of Cash Flows

	Years Ended December 31,
	2012	2011
Cash flow from operating activities:
Net loss	$(39,843)	$(8,717)
Adjustment to reconcile net loss to net cash used in operating activities:
Equity in loss of BioFuel Energy, LLC	39,568	7,344
Net cash used in operating activities	(275)	(1,373)
Cash flows from investing activities:
Distributions from BioFuel Energy, LLC	275	2,738
Net cash provided by investing activities	275	2,738
Cash flows used in financing activities:
Payment of equity offering costs	-	(1,276)
Payment of debt issuance costs	-	(89)
Net cash used in financing activities	-	(1,365)

Cash and equivalents at end of period	$-	$-

F-30